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          Contacts:     Jane Ostrander              Leslie Hunziker
                        Media Relations             Investor Relations
                        847 482-5607                847 482-5042
                        jostrander@tenneco.com      lhunziker@tenneco.com




               TENNECO ANNOUNCES INTENTION TO CLOSE ITS WISSEMBOURG, FRANCE
                                 MANUFACTURING FACILITY

          Lake Forest, Illinois, September 20, 2007 -- Tenneco Inc. (NYSE: TEN) announced today its intention to close its Wissembourg, France manufacturing facility, which produces emission control products for original equipment manufacturers. The company will consult with work councils and local government authorities on the intended closure and potential impact of this announcement on the approximately 180 people employed at the facility.

          Tenneco continues to look for opportunities to improve operating efficiency and optimize its global manufacturing footprint by matching production capacity to customer demand. The intended closure of the Wissembourg facility is designed to reduce production overcapacity in the region.

          The company will implement any potential workforce reductions that may occur as a result of this plan in compliance with all applicable legal and contractual requirements including consulting with work councils and other employee representatives.

          The potential closure is dependent on discussions with employee work councils and, if completed, Tenneco expects it would take up to a $17 million restructuring charge, beginning as early as the fourth quarter 2007 and through 2008.

          Tenneco is a $4.7 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(TM) and Clevite(R)Elastomer brand names.

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